Exhibit (h)(4)

REPORT MODERNIZATION ADDENDUM

to Amended and Restated Administration Agreement

This Report Modernization Addendum (this "Addendum") dated June 4, 2018 is to the Amended and Restated Administration Agreement dated March 6, 2017, as amended (the "Agreement"), by and between ALPS Advisors, Inc. (the "Adviser"), a Colorado corporation, ALPS Fund Services, Inc., a Colorado corporation ("ALPS"), and ALPS ETF Trust, a Delaware statutory trust (the "Trust").

WHEREAS, the Trust, the Adviser and ALPS have previously entered into the Agreement, pursuant to which ALPS provides the Trust with certain administrative services; and

WHEREAS, the Trust, the Adviser and ALPS wish to supplement the Agreement to provide for additional services to be performed by ALPS and to set forth the fees for those additional services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Services. ALPS will provide the Trust with the additional services (the "Additional Services") described in Appendix I, attached hereto. Except as otherwise set forth herein, the provision of the Additional Services and duties of each party in connection therewith will be governed under the terms and conditions of the Agreement.

2.	Compensation. In consideration of the Additional Services performed under this Addendum, the Trust shall pay ALPS the fees listed in Appendix II, attached hereto. The imposition of such fees will commence beginning June 4, 2018.

3.	Terms Applicable to the Additional Services. As applicable to the Additional Services provided under this Addendum, the parties are further subject to the additional terms and conditions set forth in the Appendix Ill, attached hereto.

4.	Term, Termination and Modification. This Addendum shall become effective as of the date first written above and shall continue thereafter until the termination of the Agreement. This Addendum cannot be modified except by a written agreement signed by all paiiies.

5.	Survival. The provisions of Section 3 of this Addendum shall survive termination of the Agreement and/or this Addendum.

6.	Miscellaneous. Except to the extent expressly amended or supplemented hereby, the provisions of the Agreement remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the Agreement. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.	Governing Law. The prov1s10ns of this Addendum shall be construed and interpreted in accordance with the laws of the State of Colorado and the Investment Company Act of 1940, as amended ("1940 Act"), and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

ALPS ETF TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title	President

ALPS ADVISORS, INC.

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Appendix I

Additional Services

The following Additional Services are to be performed by ALPS for the compensation noted in Appendix II:

Fund Administration

•	Coordinate the preparation and filing of Forms N-PORT and N-CEN with the Securities and Exchange Commission

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulat01y changes or special projects) shall be subject to add;t;onal fees as determined by ALPS.

Appendix II

Compensation

Fees for the Additional Services:

For the Additional Services, the Trust will pay to ALPS the following annual fees, payable monthly:

Fund	Annual Fund Fee ($)

Third Party Expenses:

All third paity expenses incurred in providing the Additional Services will be billed to the Trust, including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers f rom which the Trust receives services as part of an existing ALPS relationship or agreement, the Trust will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Trust as incurred.

APPENDIX III

Additional Terms

In addition to the terms and conditions of the Agreement, the following terms and conditions apply to the provision of the Additional Services under this Addendum:

1.	Provision of Services.

i.	ALPS may engage persons or organizations to assist in the provision of providing the Additional Services, including persons or organizations selected by the Trust (collectively, the "Suppliers"); provided that, in such event, ALPS shall not be relieved of any of its obligations otherwise applicable under the Agreement and Addendum.

2.	Use of Supplier Data; No Warranty; Termination of Rights.

i.	As part of the provision of the Additional Services, ALPS may utilize data supplied by the Suppliers, including issuer level reference data, risk metrics calculations, taxonomy data and other holdings classifications (the "Supplier Data"). The Supplier Data is being supplied to the Trust for the sole purpose of providing the Additional Services. ALPS may use the Supplier Data only for purposes necessary to provide the Additional Services described in this Addendum, except that ALPS may provide the Supplier Data as reasonably believed to be required by law, including, but not limited to, responding to any requests made by a regulatoty or legal authority. ALPS and the Trust do not have any license nor any right to use the Supplier Data for purposes other than to provide the Additional Services described in this Addendum. Supplier Data cannot be passed to or shared with any other non-affiliated entity.

The Trust acknowledges the proprietary rights that Suppliers have in the Supplier Data.

ii.	ALPS and the Suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Supplier Data, other than the obligation of ALPS' to use its best efforts to promptly correct a malfunction, error, or omission in any of the Supplier Data upon notice from the Trust.

iii.	The Trust acknowledges that the Supplier Data may be used as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Additional Services. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgement in, its selection of Suppliers and the use of the Supplier Data and any results obtained. Prior to engaging or terminating any Supplier, ALPS will obtain the approval of the Board of Trustees of the Trust (the "Board") for use or termination of that Supplier and provide information to the Board with respect to the expertise and services to be provided by that Supplier. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

1v.	The Trust shall indemnify ALPS and the Suppliers against and hold ALPS and the Suppliers harmless from any and all losses, damages, liability, costs, including reasonable attorney's fees, resulting directly or indirectly from any claim or demand against ALPS or the Suppliers by a third party arising out of or related to the accuracy or completeness of the Supplier Data received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS nor the Suppliers shall be liable for any claim or demand against the Trust by a third party. Nothing herein shall change the standard of liability set forth in Section 4 of the Agreement with regard to ALPS' preparation and filing of Forms N-PORT and N-CEN for the Trust, so long as such liability does not relate to the accuracy or completeness of the Supplier Data, or any data, analysis or publication derived therefrom.

v.	As it relates to the Supplier Data, neither the Trust, ALPS nor the Suppliers shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

v1.	THE TRUST HEREBY ACCEPTS THE SUPPLIER DATA AS IS, WHEREAS, ALPS AND THE SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

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